Exhibit 23.1

Consent of Independent auditors

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of TechnipFMC plc dated February 27, 2017 pertaining to FMC Technologies, Inc. Savings and Investment Plan, FMC Puerto Rico Savings and Investment Plan, FMC Technologies, Inc. International Savings and Investment Plan and FMC Technologies, Inc. Non-Qualified Savings and Investment Plan, of our reports (1) dated August 9, 2016 relating to the consolidated financial statements of Technip and its subsidiaries included in TechnipFMC plc’s S-4/A filed with the Commission on October 25, 2016 and (2) dated February 24, 2017 relating to the consolidated financial statements of Technip and its subsidiaries included in TechnipFMC plc’s Form 8-K/A filed with the Commission on February 24, 2017.

Neuilly-sur-Seine and Paris-La Défense, February 27, 2017

/s/ PricewaterhouseCoopers Audit	/s/ ERNST & YOUNG et Autres